EXHIBIT B










________________________________________________________________________________

                          SECURITIES PURCHASE AGREEMENT

                                  by and among

                     OLYMPIC CASCADE FINANCIAL CORPORATION,


                                       and

                             STEVEN A. ROTHSTEIN IRA


                           Dated as of August 14, 2002

________________________________________________________________________________

                          SECURITIES PURCHASE AGREEMENT

      THIS SECURITIES PURCHASE AGREEMENT (this "AGREEMENT"), dated as of August 14, 2002, by and among Olympic Cascade Financial Corporation, a Delaware corporation, with headquarters located at 875 North Michigan Avenue, Suite 1560, Chicago, Illinois (the "COMPANY"), and Steven A. Rothstein IRA, with an address at 2737 Illinois Road, Wilmette, Illinois 60611 ("PURCHASER").

      WHEREAS, the Company desires to sell 600 shares (the "SHARES") of the Company's Series A convertible preferred stock, par value $.01 per share (the "SERIES A PREFERRED STOCK"), and Purchaser desires to purchase the Series A Preferred Stock, on the terms and subject to the conditions contained herein.

      NOW, THEREFORE, in consideration of the promises and of the respective representations, warranties, covenants, agreements and conditions contained herein, each of the parties hereto agrees as follows:

                                    ARTICLE I

                       PURCHASE AND SALE OF THE SECURITIES

      Section 1.1 Purchase and Sale.

            (a) At the Closing on the Closing Date (each as defined in Section 1.2) and in accordance with the provisions of this Agreement, Purchaser shall purchase from the Company, and the Company shall issue and sell to Purchaser, 600 shares of Series A Preferred Stock at a purchase price equal to $100 per share (the "PER SHARE PRICE"), against receipt by the Company of the total aggregate consideration set forth in Section 1.2 below.

      Section 1.2 Payment of Consideration; Delivery of Shares.

      (a) In consideration for the delivery and transfer to Purchaser of the Shares of Series A Preferred Stock, Purchaser shall pay and deliver to the Company an amount equal to Sixty Thousand Dollars ($60,000) (the "PURCHASE PRICE") on the Closing Date (as defined below), in cash by wire transfer of immediately available funds to a bank account as shall have been designated by the Company prior to the Closing (as defined below), and the Company shall deliver to Purchaser a certificate representing 1,500 shares of Series A Preferred Stock.

      (b) Notwithstanding anything to the contrary herein, under no circumstances shall any Series A Preferred Stock be issued by the Company in contravention of the Listing Standards, Policies and Requirements of The American Stock Exchange ("AMEX"), including without limitation Sections 711 and 713 thereof.

      Section 1.3 Closing. The closing (the "CLOSING") shall take place at the offices of Littman Krooks & Roth P.C., 655 Third Avenue, New York, New York 10017 at 10:00 a.m. New York City time on August 14, 2002 (the "CLOSING DATE") or at such other time and place and such other date as Purchaser and the Company mutually agree. All events occurring at the Closing will, unless otherwise specified, be deemed to have simultaneously occurred.

                                   ARTICLE II

                               CLOSING DELIVERIES

      Section 2.1 Company Deliveries. At the Closing, the Company shall deliver to Purchaser:

            (a) a stock certificate representing 600 shares of Series A Preferred Stock registered in the name of Purchaser, bearing the legend set forth in Section 4.9;

            (b) the certificate referred to in Section 7.2(b) of this Agreement; and

            (c)  such other documents as Purchaser may reasonably request.

      Section 2.2 Purchaser Deliveries. At the Closing, Purchaser shall deliver to the Company:

            (a)   the Purchase Price, as provided in Section 1.2(a);

            (b) the certificate referred to in Section 7.1(b) of this Agreement; and

            (c)   such other documents as the Company may reasonably request.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the schedules herein or in the SEC Documents (as defined in Section 3.5), the Company represents and warrants to Purchaser as follows:

      Section 3.1 Organization and Qualification. (a) The Company and each of its subsidiaries (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of existence, has all requisite corporate power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise), prospects (other than effects that are the result of general economic changes or industry-specific risks) or results of operations of the Company and its subsidiaries taken as a whole (any such material adverse effect being hereafter referred to as a "COMPANY MATERIAL ADVERSE EFFECT"). As used in this Agreement, the term "SUBSIDIARY" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

            (b) National Securities Corporation (the "BROKER-DEALER SUBSIDIARY") is a member in good standing with the National Association of Securities Dealers, Inc. ("NASD"), and, to the knowledge of the Company, there has not been, nor is there currently pending or threatened, any inquiry investigation or disciplinary proceeding undertaken by the NASD concerning the Broker-Dealer Subsidiary or any of its officers, directors, registered principals, or registered representatives.

            (c) The Broker-Dealer Subsidiary is duly registered with the Security Investors Protection Corporation ("SIPC") and has paid or has made adequate provision for the payment of all SIPC assessments as of and through the date hereof.

      Section 3.2 Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of common stock, par value $.02, of the Company (the "COMMON STOCK"), and 100,000 shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK") of which 30,000 shares have been designated Series A Preferred Stock. As of the date hereof, there were (i) 2,274,449 issued and outstanding shares of Common Stock and (ii) 27,225 issued and outstanding shares of Series A Preferred Stock. In addition, as of the date hereof, (i) 848,868 shares of Common Stock were reserved for issuance pursuant to grants made in accordance with the Company's stock option plans, (ii) 887,500 shares of Common Stock were authorized for issuance pursuant to the 2001 Stock Option Plan, and
(iii) 436,350 shares of Common Stock were reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for, shares of Common Stock. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. Except for the Series A Preferred Stock or as set forth in Section 3.3 herein, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

      Section 3.3 Authority; Non-Contravention; Statutory Approvals; Compliance.

            (a) The execution, delivery and performance of this Agreement and the transactions contemplated hereby, are within the Company's power and authority and have been duly authorized by the board of directors of the Company, and no other corporate act or proceeding on the part of the Company is necessary to approve the execution and delivery of this Agreement, the performance of the Company's obligations hereunder or the consummation of the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, do not and will not (i) contravene the articles of incorporation or by-laws of the Company or any of its subsidiaries, (ii) conflict with, result in a breach of or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound, (iii) result in any material liability to the

Company (including, without limitation, any "change of control" payments), (iv) result in any violation by the Company or any of its subsidiaries of any law, rule or regulation applicable to it or its business as it is now conducted or
(v) result in the creation of any lien. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and general equitable principles.

            (b) The Series A Preferred Stock that are being purchased by Purchaser hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, (i) will be duly and validly issued, fully paid and non-assessable, (ii) will be free from all taxes, liens and charges with respect to such issuance and (iii) will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

            (c) The shares of Common Stock issuable upon conversion of the Series A Preferred Stock have been reserved for issuance and, when so issued,
(i) will be duly and validly issued, fully paid and non-assessable, (ii) will be free from all taxes, liens and charges with respect to such issuance and (iii) will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

            (d) No consent, license, permit, approval, order or authorization of, or filing with (other than informational filings) any governmental or judicial authority is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement. No consent of any party to any agreement, contract, lease, mortgage, indenture or arrangement to which the Company or any of its subsidiaries is a party is required for the execution, delivery or performance by the Company of this Agreement and such instruments and documents executed in connection therewith which has not been obtained.

            (e) No declaration, filing or registration with, or notice to or authorization, consent or approval of, any federal, state, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or regulatory body (including the NASD, Amex and any other similar federal, state or foreign self- regulatory body or organization having jurisdiction over the Company and any of its subsidiaries or affiliates) or any other authority (each, a "GOVERNMENTAL AUTHORITY") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for those required under or in relation to (A) state securities or "blue sky" laws (the "BLUE SKY LAWS"), (B) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (C) the Delaware General Corporation Law with respect to filing the Certificate of Designation, (D) the rules and regulations of the Amex, and
(E) such consents, approvals, order, authorizations, registrations, declarations and filings the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect (collectively, the "COMPANY REQUIRED STATUTORY APPROVALS"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

            (f) Neither the Company nor any of its subsidiaries is in violation of or, to the knowledge of the Company, under investigation with respect thereto, or has been given notice of any purported violation of, any applicable law, ordinance, regulation, decree or order of any court or governmental entity to which it or its business or any of its properties or assets is subject, except for violations which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

        Section 3.4 Reports and Financial Statements. The Company is a reporting company under the Securities Exchange Act of 1934, as amended (the "EXCHANGE Act"), and files annual and periodic reports (the "SEC DOCUMENTS") with the Securities and Exchange Commission (the "SEC"). With respect to SEC Documents filed in 2002 only, as of their respective filing dates, the SEC Documents (a) complied in all material respects with the requirements of the Exchange Act, applicable to the Company, (b) the financial statements contained therein (i) were prepared in accordance with generally accepted accounting principles, (ii) are true and complete and fairly present the Company's consolidated financial condition and the consolidated results of its operations as of their respective dates and for the periods then ended, and (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's consolidated financial condition as of their respective dates, and (c) to the knowledge of the Company, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. With respect to SEC Documents filed in 2001 only, to the knowledge of the Company, nothing has come to the attention of the Company to indicate that the SEC Documents were not true and correct as of their respective filing dates.

        Section 3.5 Litigation. Except as set forth in the SEC Documents, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Company Material Adverse. Except as referred to in the Company's SEC Documents, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a Company Material Adverse Effect.

      Section 3.6 Board Approval. The Company's board of directors (the "BOARD OF Directors"), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "COMPANY BOARD APPROVAL"), has duly (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders and declared the transactions contemplated hereby to be advisable, and (ii) approved this Agreement and the transactions contemplated hereby.

      Section 3.7 No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Company as follows:

      Section 4.1 Capacity. Purchaser has the capacity to enter into this Agreement and has the full right, power and authority to execute and deliver this Agreement and to consummate the Transactions.

      Section 4.2 Authority; Non-contravention and Statutory Approvals.

            (a) The execution, delivery and performance of this Agreement and the transactions contemplated hereby, are within Purchaser's power and authority and have been duly authorized by Purchaser. The execution, delivery and performance by Purchaser of this Agreement, do not and will not conflict with, result in a breach of or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which Purchaser is a party or by which Purchaser is bound. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

            (b) No consent, license, permit, approval, order or authorization of, or filing with (other than informational filings) any governmental or judicial authority is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement. No consent of any party to any agreement, contract, lease, mortgage, indenture or arrangement to which Purchaser is a party or by which Purchaser is bound is required for the execution, delivery or performance by Purchaser of this Agreement and such instruments and documents executed in connection therewith which has not been obtained.

            (c) Other than as may be required by the New York Stock Exchange, Chicago Stock Exchange, NASD, SEC or Amex, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

            (d) Purchaser is not in violation of any applicable law, ordinance, regulation, decree or order of any court or governmental entity to which it or any of its properties or assets is subject, except for violations which either singly or in the aggregate would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect (any such material adverse effect being hereafter referred to as a "PURCHASER MATERIAL ADVERSE EFFECT").

      Section 4.3 Investment Purpose. As of the date hereof, Purchaser is purchasing the Series A Preferred Stock for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act or permitted assignments hereunder.

      Section 4.4 Accredited Investor Status. Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D ("REGULATION D") as promulgated by the SEC under the Securities Act (an "ACCREDITED INVESTOR").

      Section 4.5 Information. Purchaser and its respective advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Series A Preferred Stock which have been requested by the Purchaser or its advisors. Purchaser and its respective advisor, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigation conducted by Purchaser or its advisors or representatives shall modify, amend or affect Purchaser's right to rely on the Company's representations and warranties contained in Article III. Purchaser understands that its investment in the Series A Preferred Stock involves a significant degree of risk.

      Section 4.6 No Brokers. Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

      Section 4.7 Ability to Bear the Risk. Purchaser's financial situation is such that Purchaser can afford to bear the economic risk of holding the Series A Preferred Stock for an indefinite period. Purchaser can afford to suffer the complete loss of his investment in the Series A Preferred Stock and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Series A Preferred Stock.

      Section 4.8 Restricted Securities. Purchaser understands that the Series A Preferred Stock it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In connection with the representation in this Section 4.8, Purchaser represents that it is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

      Section 4.9 Legends. Purchaser acknowledges that the Series A Preferred Stock shall bear legends substantially similar to the following:

            "THIS STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS BY REASON OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE COMPANY, AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

      Section 4.10 No Need For Liquidity. Purchaser has adequate means of providing for Purchaser's current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Series A Preferred Stock for an indefinite period of time.

      Section 4.11 General Solicitation. Purchaser is not purchasing the Securities as a result of or subsequent to any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

                                    ARTICLE V

                               REGISTRATION RIGHTS

      Section 5.1 Intentionally Omitted.

      Section 5.2 Incidental Registration. (a) Whenever the Company proposes to file a registration statement, at any time and, from time to time (a "REGISTRATION"), it will, prior to such filing, give written notice to Purchaser of its intention to do so and, upon the written request of Purchaser, given within fifteen (15) days after the Company provides such notice (which request shall state the intended method of distribution of such shares), the Company shall use its best efforts to cause all such shares which the Company has been requested to include by Purchaser, to be included in the Registration; provided, that the Company shall have the right to postpone or withdraw any Registration effected pursuant to this Section 5.2 without obligation to Purchaser.

            (b) In connection with any offering under this Section 5.2 involving an underwritten offering, if, in the opinion of the underwriters, inclusion of all, or part of, the shares which Purchaser has requested to be included would materially or adversely affect such public offering, then the Company may reduce the number of such shares to zero, in the case of a Registration on Form S-1, and to 33 1/3% of the shares of Common Stock (calculated on an as-converted basis) issued, in the case of all subsequent underwritten offerings. In addition, the Company shall not be required to include any such shares in such underwritten offering unless Purchaser thereof accept the terms of the offering as agreed upon between the Company and the underwriters selected by it, and execute and deliver an underwriting agreement, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company, as described above. If the number of such shares to be included in the underwritten offering in accordance with the foregoing is less than the total number of shares which Purchaser has requested to be included, then Purchaser and other holders of the Common Stock entitled to include shares of Common Stock in such registration (together with Purchaser, the "SELLING SHAREHOLDERS") shall participate in the underwritten offering pro rata based upon their total ownership of shares of Common Stock of the Company (calculated on an as-converted basis). If Purchaser would thus be entitled to include more shares than Purchaser requested to be registered, the excess shall be allocated among the Selling Shareholders pro rata based upon their total ownership of shares of Common Stock of the Company (calculated on an as-converted basis).

      Section 5.3 Registration Procedures. (a) If and whenever the Company is required by the provisions of this Agreement to effect the registration of any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "REGISTRABLE SHARES") under the Securities Act, the Company shall:

                  (i) file with the SEC a registration statement with respect to such Registrable Shares and use its best efforts to cause that registration statement to become and remain effective;

                  (ii) as expeditiously as possible, prepare and file with the SEC any amendments and supplements to the registration statement and the prospectus included in the registration statement as may be necessary to keep the registration statement effective until such Registrable Shares are sold;

                  (iii) as expeditiously as possible, furnish to Purchaser such reasonable number of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as Purchaser may reasonably request in order to facilitate the public sale or other disposition of the Shares; and

                  (iv) as expeditiously as possible, use its best efforts to register or qualify the Registrable Shares covered by the registration statement under the securities or Blue Sky laws of such states as Purchaser shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable Purchaser to consummate the public sale or other disposition in such states of the Registrable Shares; provided, however, that the Company shall not be required in connection with this clause (iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

            (b) If the Company has delivered preliminary or final prospectuses to Purchaser, and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify Purchaser and, if requested, Purchaser shall immediately cease making offers of the Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide Purchaser with revised prospectuses and, following receipt of the revised prospectuses, Purchaser shall be free to resume making offers of the Registrable Shares.

      Section 5.4 Allocation of Expenses. (a) The Company will pay all registration expenses of all registrations under this Agreement. Purchaser will pay all underwriting discounts on the Registrable Shares, selling commissions on the Registrable Shares and the fees and expenses of the Selling Shareholder's own counsel (other than the counsel selected to represent Purchaser as contemplated by Section 5.4 (b) below). All other expenses of registered offerings shall be borne pro rata among Purchaser, if it participates, the Company.

            (b) Registration expenses shall include all expenses incurred by the Company in complying with this Article V, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company and the fees and expenses of counsel of Purchaser, state Blue Sky fees and expenses, and the expense of accountants and any special audits incident to or required by any such registration.

      Section 5.5 Indemnification. (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless Purchaser, each underwriter of such Registrable Shares, and each other person, if any, who controls Purchaser or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky Laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to such registration statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by Purchaser, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Purchaser, underwriter or controlling person specifically for use in the preparation thereof.

            (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, Purchaser will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky Laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to the registration statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of Purchaser, specifically for use in connection with the preparation of such registration statement, prospectus, amendment or supplement; provided, that Purchaser's liability hereunder with respect to any registration shall be limited to an amount equal to the net proceeds received by such seller from the Registrable Shares sold by Purchaser pursuant to such Registration Statement.

      Section 5.6 Contribution. If the indemnification provided for in this
Article V is unavailable to the indemnified parties in respect of any losses, claims, damages, liabilities or judgments referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and judgments in such proportion as to reflect the relative fault of the Company on the one hand and Purchaser on the other in connection with the statements, omissions or acts which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of Purchaser on the other shall be determined by reference to, among other things, the acts of the Company and of Purchaser that gave rise to the losses, claims, damages, liabilities or judgments referred to herein, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the party's relative intent, knowledge, access to information and opportunity to correct; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of subsection 11 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation).

      Section 5.7 Indemnification with Respect to Underwritten Offering. In the event that the Registrable Shares are sold pursuant to a registration statement in an underwritten offering pursuant to Section 5.1 or Section 5.2 of this Agreement, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the Company and customary covenants and agreements to be performed by the Company, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

      Section 5.8 Information by Purchaser. Purchaser shall furnish to the Company such information regarding Purchaser and the distribution proposed by Purchaser as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article V.

      Section 5.9 "Stand-Off" Agreement. Purchaser, if requested by the Company and an underwriter of Common Stock or other securities of the Company in connection with an offering of the Company's Common Stock, shall agree not to sell or otherwise transfer or dispose of any the Registrable Shares or other securities of the Company held by Purchaser for such period not to exceed 180 days following the effective date of a registration statement covering shares of the Company's common stock; provided, that all investors in capital stock of the Company holding not less than the number of shares of Common Stock held by Purchaser, and all officers and directors of the Company, enter into similar agreements. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities until the end of the stand-off period, subject to the foregoing restriction.

                                   ARTICLE VI

                                    COVENANTS

      Section 6.1 Best Efforts. The parties shall use their reasonable best efforts to satisfy in a timely fashion each of the conditions described in
Article VII.

      Section 6.2 Ordinary Course of Business. From the date hereof until the Closing, except as otherwise required or expressly permitted pursuant to this Agreement, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and in substantially the same manner as heretofore conducted.

      Section 6.3 Non-Interference. None of the parties shall cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in Article VII.

      Section 6.4 Intentionally Omitted.

      Section 6.5 Regulatory Approvals. The parties shall use their best efforts to obtain all necessary statutory approvals and consents, and other approvals and consents of any regulatory body or Governmental Authority.

      Section 6.6 Access to Information. From the date hereof to the Closing Date, Purchaser and his representatives shall be entitled, upon reasonable notice, to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as they reasonably request and to make extracts and copies of such books and records, and the Company shall cooperate fully therewith.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

      Section 7.1 Conditions Precedent to Obligation of the Company to Effect the Closing.

      The obligation of the Company to consummate the Closing is subject to the satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by the Company on or prior to the Closing Date):

            (a) Compliance by Purchaser. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with and performed by it in all material respects, and the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or period and relate solely to a particular date or period shall be true and correct as of such date or period.

            (b) Compliance Certificate. The Purchaser shall deliver to the Company a certificate, dated the Closing Date certifying that the conditions specified in Section 7.2(a) have been satisfied.

            (c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a Purchaser Material Adverse Effect.

      Section 7.2 Conditions to the Obligation of Purchaser to Effect the Closing. The obligation of Purchaser to consummate the Closing is additionally subject to the satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Purchaser on or prior to the Closing Date):

            (a) Compliance by the Company. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company on or prior to the Closing Date shall have been complied with and performed by it in all material respects, and the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or period and relate solely to a particular date or period shall be true and correct as of such date or period.

            (b) Compliance Certificate. The Company shall deliver to Purchaser a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying that the conditions specified in Section 7.2(a) have been satisfied.

            (c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a Company Material Adverse Effect.

            (d) Material Adverse Change. There shall have been no Company Material Adverse Effect or a material adverse change in the capital markets generally.

                                  ARTICLE VIII

                                   TERMINATION

      Section 8.1 General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

            (a)   by the mutual written consent of Purchaser and the Company; or

            (b) by either Purchaser or the Company, at any time on or after August 16, 2002, if the transactions contemplated hereby shall not have been consummated prior thereto; provided, that, the party seeking to effect such termination of this Agreement shall not then be in breach or default of any material representation, warranty, covenant, agreement or obligation imposed upon such party by this Agreement; or

            (c) by either Purchaser on the one hand, and the Company on the other hand, if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party with respect to any representations, warranties and covenants set forth in this Agreement; or

      Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, prompt written notice shall be given by the terminating party to the other parties hereto, and, unless the party seeking to terminate this Agreement shall have no right to do so, no party to this Agreement shall have any further liability to any other parties hereto.

                                   ARTICLE IX

                                 INDEMNIFICATION

      Section 9.1 Indemnification by the Company. The Company shall indemnify and hold harmless the Purchaser from and against, and shall reimburse the Purchaser for, any Damages which may be sustained, suffered or incurred by it, whether as a result of any claim or of the commencement of any action or proceeding (a "CLAIM") by any person who is not a party to this Agreement or an affiliate of a party to this Agreement (a "THIRD PARTY CLAIM") or otherwise, and which arise from or in connection with or are attributable to the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of the Company contained in this Agreement or in any schedule, exhibit, certificate or agreement referred to therein or otherwise furnished in connection therewith. This indemnity shall survive the Closing for a period of one year after the Closing Date. Any Claim for indemnity asserted within the relevant period shall survive until resolved. As used herein, "DAMAGES" means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys' fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article IX) to have been sustained, suffered or incurred by a Party and to have arisen from an event or state of facts which is subject to indemnification under this Agreement or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a direct claim. For purposes hereunder the amount of Damages deemed to be sustained by Purchaser shall be the amount equal to the costs incurred by the Company with respect to any such action or proceeding in excess of the insurance coverage therefor multiplied by Purchaser's "Ownership Percentage." As used herein, the "PURCHASER'S OWNERSHIP PERCENTAGE" means the percentage, expressed as a decimal fraction, of the outstanding Company Common Stock owned by Purchaser and its Affiliates, on an as-converted basis, at the time it asserts the Claim.

      Section 9.2 Indemnification by the Purchaser. Purchaser shall indemnify and hold harmless the Company from and against, and shall reimburse the Company for, any Damages which may be sustained, suffered or incurred by the Company, whether as a result of Third Party Claim or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of the Purchaser's covenants, representations, warranties contained in this Agreement. This indemnity shall survive the Closing for a period of one year after the Closing Date.

      Section 9.3 Notice, etc. A party required to make an indemnification payment pursuant to this Agreement ("Indemnifying Party") shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement, unless the party entitled to receive such indemnification payment ("Indemnified Party") gives notice to the Indemnifying Party in accordance with terms hereof, as soon as practical following the time at which the Indemnified Party discovered such Claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and in any event prior to the applicable date specified in Section 9.1 or 9.2, specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached,
(ii) in reasonable detail, the nature and dollar amount of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim. All Claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:

      (a)   Third-Party Claims.

            (i) In the event that an Indemnified Party becomes aware of a Third Party Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, the Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such Claim, identifying the basis for such Claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such Claim and demand; the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party will notify the Indemnified Party as soon as practicable whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.3(a), the Indemnifying Party shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized, prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both Parties inappropriate under applicable standards of professional conduct. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). A Claim or demand may not be settled by either party without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party if such Claim is not exclusively for monetary Damages.

            (ii) If the Indemnifying Party fails to notify the Indemnified Party that the Indemnifying Party desires to defend the Third Party Claim pursuant to the preceding paragraph then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this paragraph, if the Indemnifying Party has notified the Indemnified Party that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this paragraph or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this paragraph, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

      (b) Direct Claims. In the event any Indemnified Party shall have a direct claim against any Indemnifying Party hereunder, the Indemnified Party shall send a Claim Notice with respect to such Claim to the Indemnifying Party.

      (c) Books and Records. After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Article IX, the affected parties each agree to retain all books and records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings.

      Section 9.4 Payment/Offset. Any payment of the indemnity obligations of the Company set forth in Section 9.1 may be made, at the option of Purchaser, by the Company issuing shares of the Company's Common Stock, which shares, for such purpose, shall be valued at the Market Price (as defined below) of the Common Stock on the date such liability is finally determined, provided that, if the Common Stock is then listed on an exchange and the exchange requires that such value be determined as the greater of the Market Price or the per share book value, the value shall be determined as such greater amount. Such shares shall be delivered promptly after such liability is finally determined. As used herein, "MARKET PRICE" means, with respect to a particular date, the average closing price of the Company's Common Stock for the five (5) trading days ending on the trading day before such date, as reported by The Wall Street Journal, but in no event less than $1.50 per share.

      Section 9.5 Limitations.

            (a) Other than for Claims under Sections 3.7 and 4.6 (as to which the below-referenced "basket" shall not apply), no Party shall be required to indemnify another Party under this Article IX for Claims for breaches of representations or warranties unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds the sum of $25,000, in which case the amount for which indemnity shall be due shall be equal to the excess over that amount.

            (b) The maximum aggregate liability of the Company for all Claims pursuant to this Article IX shall be $60,000.

      Section 9.6 Representations and Warranties. For purposes of indemnity under this Article IX for breach of a representation or warranty of a party, the representations and warranties shall be the representations and warranties of a party made herein as of the date hereof, and shall be deemed to be made again as of the Closing Date without regard to supplementation, modification or amendment, and in each instance without regard to any materiality qualifications or standards otherwise contained therein.

                                    ARTICLE X

                          GOVERNING LAW; MISCELLANEOUS

      Section 10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York (without regard to principles of conflict of laws). All of the parties irrevocably consent to the jurisdiction of the United States Federal courts and the state courts located in New York with respect to any suit or proceeding based on or arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby, and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. All of the parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. All of the parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect any party's right to serve process in any other manner permitted by law. All of the parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

      Section 10.2 Counterparts; Signatures by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to another party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

      Section 10.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

      Section 10.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

      Section 10.5 Entire Agreement; Amendments. This Agreement, the schedules and exhibits hereto and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Purchaser make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. In no event may the terms of this Agreement be terminated or amended by the Company except with the unanimous written consent of all of the independent directors of the Board of Directors of the Company.

      Section 10.6 Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

                  If to the Company:

                  Mark Goldwasser
                  120 Broadway
                  27th Floor
                  New York, New York 10271

                        and

                  Robert H. Daskal
                  875 North Michigan Avenue
                  Suite 1560
                  Chicago, Illinois 60610

                  With a copy to:

                  Littman Krooks & Roth P.C.
                  655 Third Avenue
                  New York, New York 10017
                  Attention: Mitchell C. Littman, Esq.
                  Facsimile: (212) 490-2990

                  If to Purchaser:

                  Steven A. Rothstein IRA
                  2737 Illinois Road
                  Wilmette, Illinois 60091
                  Facsimile: (847) 256-4199

                  With a copy to:

                  Greenberg Traurig, LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention: Alan I. Annex, Esq.
                  Facsimile: (212) 801-6400

            Each party shall provide notice to the other parties of any change in address.

      Section 10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties. Notwithstanding the foregoing, Purchaser may assign his rights hereunder to (i) any of its "affiliates," as that term is defined under the Exchange Act and (ii) any person that purchases Series A Preferred Stock in a private transaction from Purchaser, without the consent of the Company.

      Section 10.8 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

      Section 10.9 Publicity. The Company and Purchaser shall have the right to review a reasonable period of time before issuance of any press releases, filings with the SEC, the Amex or any stock exchange or interdealer quotation system, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of Purchaser, to make any press release or public filings with respect to such transactions as is required by applicable law and regulations (although Purchaser shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon).

      Section 10.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      Section 10.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

               [The remainder of this page has been intentionally left blank]

      IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Agreement to be duly executed as of the date first above written.

                              OLYMPIC CASCADE FINANCIAL CORPORATION


                              By:   /s/ Mark Goldwasser
                                 -----------------------------------
                              Name: Mark Goldwasser
                              Title: President and Chief Executive Officer


                              STEVEN A. ROTHSTEIN IRA


                              By:   /s/ Steven A. Rothstein
                                 ----------------------------------
                              Name: Steven A. Rothstein
                              Title: Authorized Signatory